Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Fourth Quarter Highlights

•                  Fourth quarter 2009 AFFO per share of $0.25.

•                  NorthStar has a strong liquidity position with $238 million available liquidity at December 31, 2009.

•                  Fourth quarter 2009 cash dividend of $0.10 per common share.

•                  NorthStar completed the sale of an assisted living real estate portfolio for $95 million, realized a $14 million gain and generated $36 million of net cash proceeds.

•                  NorthStar’s commercial real estate securities sales generated $40 million of net AFFO gains during the quarter.

•                  NorthStar completed a three-year extension and renewal of $331 million of bank debt.  NorthStar has no final corporate recourse debt maturities until 2012.

Full Year Highlights

•                  Full year 2009 AFFO per share of $1.07.

•                  Common dividends paid during 2009 totaled $0.55 per share.

•                  NorthStar retired $112 million of corporate notes and $27 million of its CDO notes resulting in $60 million of net AFFO gains during 2009.

•                  NorthStar’s sales of commercial real estate securities generated $74 million of net AFFO gains during 2009.

•                  NorthStar received $106 million of loan repayments during 2009 and eliminated $137 million of future funding requirements associated with its loan portfolio.

NEW YORK, NY, February 25, 2010 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the quarter and year ended December 31, 2009.

Fourth Quarter 2009 Results

NorthStar reported adjusted funds from operations (“AFFO”) for the fourth quarter 2009 of $0.25 per share compared with $0.22 per share for the fourth quarter 2008.  AFFO for the fourth quarter 2009 was $20.9 million compared with $15.7 million for the fourth quarter 2008.  Net loss to common stockholders for the fourth quarter 2009 was ($165.1) million, or ($2.21) per share, compared to net income of $219.0 million, or $3.47 per share for the fourth quarter 2008. Fourth quarter 2009 net loss includes ($206.1) million of unrealized losses, relating to non-cash mark-to-market adjustments, compared to $243.8 million of unrealized gains for the fourth quarter 2008, relating to non-cash mark-to-market adjustments.  The non-cash mark-to-market gains and losses are excluded from AFFO.

At December 31, 2009, diluted GAAP book value per common share was $13.59.  For the quarter ended December 31, 2009, NorthStar generated an 11.9% return on average common book equity, excluding general and administrative expenses, and 6.9% inclusive of these corporate costs. For a reconciliation of net income to AFFO and calculations of return on average common book equity and diluted book value per common share, please refer to the tables on the following pages.

Full Year 2009 Results

NorthStar reported AFFO for the full year 2009 of $1.07 per share compared to $1.35 per share for the full year 2008.  AFFO for the full year 2009 was $82.5 million compared to $94.3 million for the full year 2008.  Net loss available to common stockholders for the full year 2009 was ($151.2) million, or ($2.16) per share, compared to net income of $609.2 million, or

$9.65 per share for the full year 2008.  Full year 2009 net loss includes ($201.2) million of unrealized losses compared to $647.1 million of unrealized gains for 2008, relating to non-cash mark-to-market adjustments.  The non-cash mark-to-market gains and losses are excluded from AFFO.

David T. Hamamoto, chairman and chief executive officer, commented, “Twelve months ago we forecasted that 2009 would be a difficult year for commercial real estate markets and financial services firms like ours.  Given these challenges, our focus throughout the year was on liquidity, managing the right side of our balance sheet and credit risk management.  As a result of conservative liquidity management, we retired nearly half of our corporate notes at significant discounts to par and during the fourth quarter extended our bank debt for three years.  Additionally, we sold at a gain a portion of our healthcare net lease portfolio which generated net proceeds of $36 million. Our purchases of a significant amount of commercial real estate securities in the first half of 2009 and improving credit spreads allowed NorthStar to generate $74 million of net gains during 2009, partially offsetting increased credit costs relating to our lending assets. We were also able to continue to deliver a consistent quarterly dividend on our common stock.”

Mr. Hamamoto continued, “Macroeconomic conditions remain difficult, and we expect a slow recovery from this recession.  During 2009 real estate transaction volume was lower than most industry experts predicted, but we are seeing an increase going into 2010.  We believe that our initiative to raise capital in the unlisted REIT market coincides nicely with what we believe will be increasing opportunities to make attractive investments in commercial real estate finance assets over the next few years.”

Investment Summary

During the fourth quarter 2009, NorthStar funded $14 million relating to prior period loan commitments and received $51 million of loan repayments, including $16 million related to a full loan payoff and $23 million related to a discounted payoff of a $28 million first mortgage loan. NorthStar acquired, during the fourth quarter 2009, for $152 million securities having a par amount of $259 million and having an average A-/A3 credit rating, and received $117 million of proceeds from sales of securities held in NorthStar on and off-balance sheet financings. The securities sales generated $40 million of gains during the fourth quarter 2009. No net lease properties were acquired during the fourth quarter 2009.

For the full year 2009, NorthStar funded $97 million related to prior period commitments and received $106 million of proceeds from full and partial loan repayments, including $47 million relating to payoffs in which NorthStar accepted $9 million less than the contractual amount owed.  NorthStar also eliminated during the full year 2009 approximately $137 million of future funding requirements relating to its loan portfolio. During 2009, NorthStar invested approximately $21 million of net new loan proceeds and NorthStar acquired for $320 million, securities having a par amount of $870 million and having an average credit rating of A-/A3, and received $277 million of proceeds from sales of securities held in NorthStar on and off-balance sheet financings for 2009.  NorthStar repurchased $112 million face amount of its corporate notes for $50 million representing a 55% weighted average discount to par and repurchased $27 million face amount of NorthStar CDO notes for $6 million representing an 80% discount to par during 2009. The securities sales and debt repurchase activities generated net gains totaling $134 million for 2009.

NorthStar had approximately $6.6 billion of assets under management at December 31, 2009 based on par amounts of loans and securities and purchase prices of owned real estate assets.

Financing and Liquidity

Total available liquidity at December 31, 2009 was approximately $238 million, including $139 million of unrestricted cash and cash equivalents, and $99 million of uninvested and available cash in NorthStar’s CDO financings.  At December 31, 2009 NorthStar’s only non-discretionary future funding obligations relate to existing loan commitments and totaled approximately $80 million.  As of December 31, 2009, approximately $71 million have committed financing sources in our CDOs or from bank debt and NorthStar expects to have unrestricted cash needs of just $9 million for these obligations.

During October, as previously announced, NorthStar completed a three-year extension and of its secured term loan with Wachovia Bank, National Association, a subsidiary of Wells Fargo & Company.  Please see NorthStar’s 10-Q filing for the quarter ended September 30, 2009 for a more complete description of the restructuring and extension of this debt.

At December 31, 2009, NorthStar had $369 million outstanding under its secured term facilities and $129 million of corporate exchangeable senior notes.  The weighted-average cost of NorthStar’s on-balance sheet debt was 3.22% at December 31, 2009.

Risk Management

As of December 31, 2009, six of NorthStar’s loans were on non-performing loan (NPL) status. These loans represent $99 million or 4.9% of total loans, compared to five loans representing $83 million or 4.0% of total loans as of September 30, 2009.  NorthStar designates a loan as non-performing at such time as the loan becomes 90 days delinquent on contractual debt service payments or the loan has a maturity default.  During the fourth quarter 2009 NorthStar added to NPL status, due to maturity defaults, two first mortgage loans backed by hotel collateral having an aggregate $26 million outstanding principal balance.

During the fourth quarter 2009, NorthStar took a $5 million realized loss relating to the discounted payoff of a $28 million first mortgage loan having a March 2010 maturity date which was fully reserved for in the prior quarter.  During the quarter, NorthStar also recorded $21 million of credit loss provisions relating to 10 loans and charged off a nonperforming $9 million mezzanine loan that had been fully reserved for in prior quarters, increasing total credit loss reserves to $81 million as of December 31, 2009.

NorthStar’s securities portfolio had no upgrade actions and 116 downgrades representing $0.9 billion of securities during the fourth quarter 2009.  NorthStar reports all current rating actions issued by each agency independently of actions issued during prior quarters. As of December 31, 2009 the average credit rating of NorthStar’s real estate securities was BB/Ba2, with approximately 64% having a vintage prior to 2006 based on the face value of the securities.  During the fourth quarter 2009, Fitch downgraded two classes of notes issued by N-Star V, one of NorthStar’s CDO financings backed primarily by commercial real estate securities. Rating agency actions associated with NorthStar’s issued CDO financings have no impact on the payment terms of such debt.

As of December 31, 2009, NorthStar’s net lease portfolio was 91% leased and net lease assets have a 7.5-year weighted average remaining lease term.  During December 2009, NorthStar filed a registration statement with the SEC for a potential initial public offering of a majority of its net leased healthcare property business in a newly-formed company named NorthStar Healthcare Investors, Inc. For more information regarding the core net lease assets (exclusive of healthcare net leased real estate), please refer to the tables on the following pages.

Andrew C. Richardson, chief financial officer and treasurer, stated, “NorthStar entered 2010 with no final corporate recourse debt maturities until 2012 and all of our CDO financings continue to meet their interest and overcollateralization coverage tests.  Our entire organization remains focused on aggressively managing our assets to maximize recovery and in generating liquidity.  Our solid liability structure and liquidity position should allow us to focus on strategies to take advantage of difficult commercial real estate market conditions and a lack of debt capital to meet maturities of pre-existing debt.”

Stockholder’s Equity and Dividends

At December 31, 2009, NorthStar had 82,205,910 total shares and operating partnership units outstanding, and $85.6 million of minority interest relating to its operating partnership. During October 2009, NorthStar issued approximately 0.8 million common shares at a weighted average net price of $3.51 per share, and for the full year 2009 NorthStar issued approximately 7.3 million common shares at a weighted average net price $3.50 per share.  NorthStar raised this capital in order to fund discounted repurchases of its debt.  Book value per diluted common share was $13.59 at December 31, 2009. Exclusive of all unrealized mark-to-market adjustments and accumulated depreciation, book value at December 31, 2009 would be $7.40 per diluted common share. For a calculation of book value per diluted common share, please refer to the table on the following pages.

On January 19, 2009, NorthStar announced that its Board of Directors declared a dividend of $0.10 per share of common stock, payable with respect to the quarter ended December 31, 2009.  The dividend was paid on February 12, 2010 to shareholders of record as of the close of business on February 5, 2010.

Earnings Conference Call

NorthStar will hold a conference call to discuss fourth quarter and full year 2009 financial results on Thursday February 25, 2010, at 10:00 AM Eastern time. Hosting the call will be David Hamamoto, chairman, president and chief executive officer, and Andrew Richardson, chief financial officer and treasurer.  The Company will post on its website, www.nrfc.com, a December 31, 2009 update to its corporate presentation.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 877-941-6010, or for international callers, by dialing 480-629-9772.

A replay of the call will be available one hour after the call through Thursday March 4, 2010 by dialing 800-406-7325 or 303-590-3030 for international callers, using pass code 4205983.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a finance REIT that primarily originates and invests in commercial real estate debt, real estate securities and net lease properties.  For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(audited)	(audited)
Revenues and other income:
Interest income	$35,378	$49,068	$142,213	$212,432
Interest income — related parties	4,563	4,228	17,692	14,995
Rental and escalation income	25,415	27,008	98,857	108,266
Advisory and management fee income — related parties	1,872	1,808	7,295	12,496
Other revenue	184	2,044	736	16,494
Total revenues	67,412	84,156	266,793	364,683
Expenses:
Interest expense	28,884	45,092	121,461	190,712
Real estate properties — operating expenses	5,601	2,255	14,692	8,289
Asset management fees — related parties	826	854	3,381	4,746
Fundraising fees and other joint venture costs	—	2,875	—	2,879
Impairment on operating real estate	—	5,580	—	5,580
Provision for loan losses	21,054	5,500	83,745	11,200
General and administrative:
Salaries and equity-based compensation (1)	13,408	22,185	47,213	53,269
Auditing and professional fees	3,200	2,438	9,640	7,075
Other general and administrative	3,907	3,748	13,689	14,486
Total general and administrative	20,515	28,371	70,542	74,830
Depreciation and amortization	7,543	9,223	41,864	41,182
Total expenses	84,423	99,750	335,685	339,418
Income/(loss) from operations	(17,011)	(15,594)	(68,892)	25,265
Equity in earnings/(loss) of unconsolidated ventures	(287)	(7,072)	(1,809)	(11,918)
Unrealized (loss)/gain on investments and other	(211,685)	250,286	(209,976)	649,113
Realized gain on investments and other	39,050	23,642	128,461	37,699
Income/(loss) from continuing operations	(189,933)	251,262	(152,216)	700,159
Income from discontinued operations	132	601	1,844	2,170
Gain on sale from discontinued operations	13,799	—	13,799	—
Consolidated net income (loss)	(176,002)	251,863	(136,573)	702,329
Net income (loss) attributable to the non-controlling interests	16,109	(27,640)	6,293	(72,172)
Preferred stock dividends	(5,232)	(5,232)	(20,925)	(20,925)
Net income (loss) per common share attributable to NorthStar Realty Finance Corp. common stockholders	$(165,125)	$218,991	$(151,205)	$609,232
Net (loss)/income per common share attributable to NorthStar Realty Finance Corp. common stockholders (basic/diluted)	$(2.21)	$3.47	$(2.16)	$9.65
Weighted average number of shares of common stock:
Basic	74,811,394	63,160,947	69,869,717	63,135,608
Diluted	82,134,704	70,422,832	77,193,083	70,136,783

(1) The three months ended December 31, 2009 and 2008 include $5,003 and $6,284 of equity-based compensation expense, respectively.  The years ended December 31, 2009 and 2008 include $20,474 and $24,680 of equity-based compensation expense, respectively.  Cash incentive compensation expense incurred but payable in future periods totaled $4,635 and $2,169 for the years ended December 31, 2009 and 2008, respectively.

NorthStar Realty Finance Corp.
Consolidated Balance Sheets
($ in thousands)

	December 31,	December 31,
	2009	2008
ASSETS:
Cash and cash equivalents	$138,928	$134,039
Restricted cash	129,180	163,157
Operating real estate — net	978,902	1,127,000
Available for sale securities, at fair value	336,220	221,143
Real estate debt investments, net	1,936,482	1,976,864
Real estate debt investments, held-for-sale	611	70,606
Investments in and advances to unconsolidated ventures	38,299	101,507
Receivables, net of allowance of $1,349 in 2009 and $0 in 2008	17,912	24,806
Unbilled rents receivable	10,206	7,993
Derivative instruments, at fair value	—	9,318
Deferred costs and intangible assets, net	57,551	79,633
Other assets	25,273	27,660
Total assets	$3,669,564	$3,943,726

LIABILITIES:
Mortgage notes and loans payable	795,915	910,620
Exchangeable senior notes	125,992	233,273
Bonds payable, at fair value	584,615	468,638
Credit facilities	—	44,881
Secured term loans	368,865	403,907
Liability to subsidiary trusts issuing preferred securities, at fair value	167,035	69,617
Obligations under capital leases	3,527	3,555
Accounts payable and accrued expenses	30,071	27,478
Escrow deposits payable	39,461	46,353
Derivative liability, at fair value	67,044	87,220
Other liabilities	28,399	34,424
Total liabilities	2,210,924	2,329,966

EQUITY:
NorthStar Realty Finance Corp. Stockholders’ Equity:
8.75% Series A preferred stock, $0.01 par value, $25 liquidation preference per share, 2,400,000 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	57,867	57,867
8.25% Series B preferred stock, $0.01 par value, $25 liquidation preference per share, 7,600,000 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	183,505	183,505
Common stock, $0.01 par value, 500,000,000 shares authorized, 74,882,600 and 62,906,693 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	749	634
Additional paid-in capital	662,805	620,028
Treasury stock, 0 and 475,051 shares held at December 31, 2009 and December 31, 2008, respectively	—	(1,384)
Retained earnings	460,915	648,860
Accumulated other comprehensive loss	(92,670)	(94,343)
Total NorthStar Realty Finance Corp. Stockholders’ Equity	1,273,171	1,415,167
Non-controlling interest	185,469	198,593
Total equity	1,458,640	1,613,760
Total liabilities and stockholders’ equity	$3,669,564	$3,943,726

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Funds from Operations:
Consolidated net income (loss)	$(189,933)	$251,262	$(152,216)	$700,159
Non-controlling interest in joint ventures	(2,560)	(2,517)	(9,555)	(4,614)
Consolidated net income (loss) before non-controlling interest in operating partnership	(192,493)	248,745	(161,771)	695,545
Adjustments:
Preferred stock dividends	(5,232)	(5,232)	(20,925)	(20,925)
Depreciation and amortization	7,543	9,223	41,864	41,182
Funds from discontinued operations	573	1,129	3,872	4,220
Real estate depreciation and amortization — unconsolidated ventures	347	203	1,088	945
Funds from Operations	$(189,262)	$254,068	$(135,872)	$720,967

Adjusted Funds from Operations:
Funds from Operations	$(189,262)	$254,068	$(135,872)	$720,967
Straight-line rental income, net	(543)	(505)	(2,276)	(2,322)
Straight-line rental income and fair value lease revenue, unconsolidated ventures	(64)	(31)	(143)	(155)
Amortization of equity-based compensation	5,003	6,284	20,474	24,680
Amortization of above/below market leases	(335)	(320)	(801)	(1,740)
Unrealized (gains)/losses from mark-to-market adjustments	203,946	(254,460)	188,887	(664,119)
Unrealized (gains)/losses from mark-to-market adjustments, unconsolidated ventures	2,132	10,670	12,276	17,026
Adjusted Funds from Operations	$20,877	$15,706	$82,545	$94,337

FFO per share of common stock	$(2.30)	$3.61	$(1.76)	$10.28
AFFO per share of common stock	$0.25	$0.22	$1.07	$1.35

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar’s historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations; (ii) Adjusted Funds From Operations; (iii) Return on Average Common Book Equity; and (iv) Return on Average Common Book Equity by business line. The following discussion defines these terms, which NorthStar believes can be useful measures of its performance.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. AFFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

NorthStar calculates AFFO by subtracting from or adding to FFO:

•                  normalized recurring expenditures that are capitalized by NorthStar and then amortized, but which are necessary to maintain NorthStar’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•                  an adjustment to reverse the effects of the straight-lining of rents and fair value lease revenue;

•                  the amortization or accrual of various deferred costs including intangible assets and equity-based compensation; and

•                  an adjustment to reverse the effects of non-cash unrealized gains/(losses).

NorthStar’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of NorthStar’s operating performance or as an alternative to cash flow from operating activities as a measure of NorthStar’s liquidity.

Return on Average Common Book Equity

NorthStar calculates return on average common book equity (“ROE”) on a consolidated basis and for each of NorthStar’s major business lines.  NorthStar believes that ROE provides investors and management with a good indication of the performance of the Company and its business lines because it provides the best approximation of cash returns on common equity invested.  Management also uses ROE, among other factors, to evaluate profitability and efficiency of equity capital employed, and as a guide in determining where to allocate capital within its business.  ROEs may fluctuate from quarter to quarter based upon a variety of factors, including the timing and amount of investment fundings, repayments and asset sales, capital raised and leverage used, and the yield on investments funded.

NorthStar urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Return on Average Common Book Equity (including and excluding G&A)
($ in thousands)

	Three Months
	Ended
	December 31, 2009		Annualized (2)
Adjusted Funds from Operations (AFFO)	$20,877		$83,508	(A)
Plus: General & administrative expenses	20,515
Less: Equity-based compensation included in G&A	5,003
Less: Bad debt expense included in G&A	545
AFFO, excluding G&A	35,844		143,376	(B)
Average Common Book Equity & Operating Partnership Non-Controlling Interest (1)	$1,206,704			(C)

Return on Average Common Book Equity (including G&A)	6.9	%(A)/(C)
Return on Average Common Book Equity (excluding G&A)	11.9	%(B)/(C)

(1)                 Average Common Book Equity & Operating Partnership Non-Controlling Interest computed using beginning and ending of period balances. ROE will be impacted by the timing of new investment closings and repayments during the quarter.

(2)                 Annualized numbers are calculated by taking the current quarter amounts and multiplying by 4.

Return on Average Common Book Equity by Business Segment (Pre-G&A)
Including and Excluding Mark-to-Market Adjustments and Accumulated Depreciation and Amortization
($ in thousands)

	Lending	Securities	Healthcare Net Lease	Core Net Lease	Corporate / Other (1)	Total
AFFO, Pre-G&A	$(13,028)	$48,786	$186	$2,314	$(2,414)	$35,844
Annualized (A)	(52,112)	195,144	744	9,256	(9,656)	$143,376
Average common book equity and operating
partnership non-controlling interest (B) (2)	833,690	$123,053	$44,883	$45,926	$159,152	$1,206,704
Allocated cumulative mark-to-market adjustments for assets, liabilities and interest rate swaps	(549,567)	(52,561)	(40,073)	(44,152)	(22,722)	(709,075)
Accumulated depreciation and amortization	—	—	53,430	59,921	—	113,351
Average common book equity and operating partnership non-controlling
interest excluding mark-to-market adjustments and accumulated depreciation and amortization (C) (2)	$284,123	$70,492	$58,240	$61,695	$136,430	$610,980

ROE, Net (A/B)	NM	158.6%	1.7%	20.2%	NM	11.9%
ROE, Gross (A/C)	NM	276.8%	1.3%	15.0%	NM	23.5%

(1)                 Corporate / other average common book equity and operating partnership non-controlling interest includes $139 million of unrestricted cash.

(2)                 Average common book equity & operating partnership non-controlling interest computed using beginning and ending of period balances.  ROE will be impacted by the timing of new investment closings and repayments during the quarter.

Management Fees From NorthStar CDO Financings at December 31, 2009
($ in thousands)

	Fee - Based	Annual Management Fee %			Annualized Management Fee
	Assets	Senior	Subordinate	Total	Revenue
N-Star I (1)	$283,954	0.15%	0.20%	0.35%	$994
N-Star II (1)	296,660	0.15%	0.20%	0.35%	1,038
N-Star III (1)	413,812	0.15%	0.20%	0.35%	1,448
N-Star IV	426,421	0.15%	0.20%	0.35%	1,492
N-Star V (1)	599,385	0.15%	0.20%	0.35%	2,098
N-Star VI	462,891	0.15%	0.25%	0.40%	1,852
N-Star VII	694,839	0.15%	0.20%	0.35%	2,432
N-Star VIII	932,816	0.15%	0.25%	0.40%	3,731
N-Star IX (2)	838,522	0.15%	0.25%	0.40%	3,354

Total	$4,949,300				$18,439

(1)   As of December 31, 2009 the CDO is accounted for as an off-balance sheet financing. Beginning January 1, 2010 the CDO will be consolidated and NorthStar has elected the fair value option for the related assets and liabilities.

(2)       N-Star IX is owned by the NorthStar Real Estate Securities Opportunity Fund.  NorthStar directly receives

                        31% of the management fees related to N-Star IX.

NorthStar CDO Financings Cash Distributions and Coverage Test Summary
($ in thousands)

		Cash Distributions (1)	Quarterly Interest Coverage	Overcollateralization
	Primary	Quarter Ended	Cushion (2)	Cushion
	Collateral	December 31,	December 31,	December 31,	At
	Type	2009	2009	2009	Offering

N-Star I	CMBS	$189	$381	$6,273	$8,687
N-Star II	CMBS	193	70	8,142	10,944
N-Star III	CMBS	1,462	1,032	26,836	13,610
N-Star IV	Loans	2,221	2,032	55,259	19,808
N-Star V	CMBS	1,695	1,578	66,388	12,940
N-Star VI	Loans	1,319	4,149	34,041	17,412
N-Star VII	CMBS	2,015	1,381	93,278	13,966
N-Star VIII	Loans	3,650	4,556	76,486	42,193
N-Star IX (3)	CMBS	2,417	2,498	102,003	24,516

Table shows cash distributions to the retained income notes. Interest coverage and overcollateralization coverage to the most constrained class.

(1)   Cash distributions are exclusive of senior management fees which are not subject to the coverage tests.

(2)   Quarterly interest cushion and overcollateralization cushion from remittance report issued on date nearest to December 31, 2009.

(3)   NorthStar indirectly owns approximately 31% of N-Star IX income notes through its interest in the Securities Fund.

CMBS Vintages Under Management
($ in thousands)

	$	%	Cumulative
1996	$379	0.1%	0.1%
1997	42,366	2.2%	2.3%
1998	97,721	5.0%	7.3%
1999	37,191	1.9%	9.1%
2000	128,862	6.6%	15.8%
2001	91,310	4.7%	20.5%
2002	67,783	3.5%	23.9%
2003	125,269	6.4%	30.3%
2004	235,988	12.1%	42.4%
2005	411,727	21.2%	63.6%
2006	416,292	21.4%	85.0%
2007	222,492	11.4%	96.4%
2008	16,540	0.8%	97.3%
2009	52,500	2.7%	100.0%
Total	$1,946,420	100.0%

Securities Fund	707,929

Total CMBS	$2,654,349

Credit Ratings Distribution of Securities Under Management
($ in thousands)

	$	%
AAA	$65,900	2.6%
AA	90,129	3.5%
A	256,031	10.1%
BBB	823,836	32.3%
BB	585,129	22.9%
B	366,553	14.4%
CCC	210,854	8.3%
CC	75,187	2.9%
C	76,140	3.0%
Total	$2,549,759	100.0%

Securities Fund	930,545
Total Securities	$3,480,304

Assets Under Management at December 31, 2009
($ in thousands)

	$	%
Investment grade securities	$1,463,768	22.1%
First mortgage (1)	1,294,397	19.5%
Investment grade net lease (2)	181,954	2.7%
Non-investment grade securities	2,016,537	30.4%
Mezzanine and other subordinate loans (3)	720,039	10.9%
Non-investment grade net lease (2)	959,190	14.4%
Total	$6,635,885	100.0%

(1)   Includes $218 million of junior participations in first mortgages.

(2)   Net lease amounts prior to accumulated depreciation and impact of purchase price allocations.

(3)   Includes $85 million of equity investments primarily related to real estate and corporate loans.

Fourth Quarter Funded Securities Investment Statistics
($ in thousands)

Amount Invested (1)

CMBS	$122,324
REIT Debt	20,931
CDO Debt	9,030
Total Securities	$152,285

(1)   Par amount was $259 million.

Book Value Rollforward
($ in thousands, except per share data)

	$	Per Share
Common book value at September 30, 2009 (diluted)	$1,296,003	$15.93

Net income to common shareholders and non-controlling interest, excluding non-cash mark to-market items included in net income	22,287	0.27

Mark-to-market adjustments included in net income:
Securities fund	(2,132)	(0.03)
CDO notes	(107,047)	(1.32)
Trust preferred debt	(55,092)	(0.68)
Securities and investments held at market value	(48,636)	(0.60)
Swaps and other hedges	6,828	0.08

Mark-to-market adjustments in other comprehensive income and non-controlling interest:
Effective hedges	3,212	0.04
Available-for-sale securities	2,467	0.03

Common dividends	(8,217)	(0.10)

Accretion/(dilution) from additional shares issued during quarter (1)	7,729	(0.03)
Total net increases/(decreases)	(178,601)	(2.34)

Common book value at December 31, 2009 (diluted) (2)	$1,117,402	$13.59

(1)   Relates to amortization of  LTIP shares and issuance of common shares from DRIP, DSPP, and EPP plan. Per share dilution as a result of common shares issued.

(2)         Cumulative net mark-to-market adjustments total a positive $623.0 million ($7.58 per diluted share) and accumulated real estate depreciation and amortization total a negative $114.0 million ($1.39 per diluted share) as of December 31, 2009.  Excluding all mark-to-market adjustments and accumulated depreciation and amortization would result in a $7.40 diluted book value per common share at December 31, 2009.

NRFC NNN Holdings, LLC Portfolio Summary

($ in thousands)

				Years				Acquisition
Date			Square	Net	Acquisition		Existing	Cost less
Acquired	Tenant or Guarantor of Tenant	Location/MSA	Feet	Lease (1)	Cost (2)		Debt	Debt

Oct-2004	ALGM Portfolio - Various (3)	Three properties in New York, NY	35,965	1.5-7.5	$10,355	(4)	$0	$10,355
Nov-2007	Alliance Data Systems Corp.	Columbus, OH	199,112	7.9	33,826		23,543	10,283
Mar-2007	Citigroup, Inc.	Fort Mill, SC/Charlotte	165,000	10.8	34,303		30,443	3,860
Jun-2007	Vacant	Reading, PA	609,000	N/A	28,473		18,905	9,568
Jun-2006	Covance, Inc.	Indianapolis, IN	333,600	16.0	34,519		28,142	6,377
Feb-2007	Credence Systems Corp.	Milpitas, CA/San Jose	178,213	7.2	30,144		22,107	8,037
Sep-2006	Dick’s Sporting Goods, Inc. / PetSmart, Inc.(3)	9 properties	467,971	6.1-14.7	64,503		48,539	15,964
Sep-2005	Electronic Data Systems Corp.	2 in MI / 1 in CA / 1 in PA	387,842	5.7	62,718		46,977	15,741
Dec-2005	General Electric Co & Cincom Systems, Inc.	Springdale, OH/Cincinnati	486,963	0.2-12.0	69,341		52,634	16,707
Aug-2005	GSA - U.S. Department of Agriculture	Salt Lake City, UT	117,553	2.3	22,424		15,471	6,953
Jul-2006	Northrop Grumman Space & Mission Systems Corp.(5)	Aurora, CO/Denver	183,529	5.5	43,625		34,071	9,554
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.	Rockaway, NJ/ Northern NJ	121,038	5.4-7.6	21,955		17,119	4,836
Feb-2006	Quantum Corporation (6)	Colorado Springs, CO	406,207	1.2-11.2	27,635		18,186	9,449
Jan-2005	Vacant (7)	Chatsworth, CA/ Los Angeles, CA

Total NRFC NNN Holdings, LLC Portfolio			3,691,993	7.6	$483,821		$356,137	$127,684

(1) Remaining lease terms as of December 31, 2009.  Total represents weighted average based on acquisition cost.

(2) Acquisition cost does not include purchase price allocations.

(3) The three ALGM portfolio properties, and six of ten Dick’s Sporting Goods, Inc. / PetSmart, Inc. properties are ground lease interests.

(4) The three ALGM properties were owned by NorthStar’s predecessor prior to NorthStar’s initial public offering.  The value in acquisition cost column reflects the undepreciated book value when the properties were transferred to a subsidiary of NRFC NNN Holdings, LLC at the time of  NorthStar’s initial public offering (10/29/04).

(5) The Northrop Grumman Space & Mission Systems Corp. property is financed with a $33.0 first mortgage with a third party and a $1.1 million mezzanine loan held by a consolidated NorthStar entity.

(6) Dollar amounts shown are 50% of total values, representing NRFC NNN Holding’s, LLC subsidiary’s 50% interest in a joint venture with an institutional investor.

(7) The special servicer of the first mortgage loan began foreclosure proceedings in September 2009. The property is no longer considered held in NorthStar’s NNN portfolio.

Portfolio Cash Flow and Tenant Credit Profile

($ in thousands)

	Three Months Ended December 31, 2009				Primary Tenant
				NOI Less		Actual
				Debt	Market Cap	Credit
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service	Service	(1)	Rating

ALGM Portfolio - Various	$591	$455	—	$455	mixed tenants
Alliance Data Systems Corp.	582	580	(455)	125	$3,389	not rated
Citigroup, Inc.	525	524	(500)	24	94,280	A/A3
Vacant	—	(175)	(333)	(508)	N/A	N/A
Covance, Inc.	608	604	(518)	86	3,492	not rated	(2)
Credence Systems Corp.	661	659	(447)	212	228	not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,285	1,249	(974)	275	2,848	not rated	(3)
Electronic Data Systems Corp.	1,371	1,369	(825)	544	13,900	NR/A2
General Electric Co. & Cincom Systems, Inc.	1,359	947	(854)	93	161,097	AA+/Aa2	(4)
GSA - U.S. Department of Agriculture	579	470	(303)	167	N/A	implied AAA
Northrop Grumman Space & Mission Systems Corp.	801	801	(662)	139	17,577	BBB+/Baa1
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	437	433	(304)	129	362 (5)	B/B2	(6)
Quantum Corporation (50%)	608	607	(322)	285	624	B-/B3
Vacant (Chatsworth, CA/ Los Angeles, CA)	—	(246)	—	(246)	N/A	N/A

Total	$9,407	$8,277	$(6,497)	$1,780

(1) Based on information from FactSet at close of market on December 31, 2009.

(2) Covance has a $1.0 billion net worth and no long-term debt.

(3) PetSmart, Inc. is rated BB.

(4) Cincom Systems, Inc. is not rated.

(5) In December 2005, Amscan Holdings, Inc. (controlled by Berkshire Partners and Weston Presidio) purchased Party City for $362 million.

(6) The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar Realty’s expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty’s SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements will be specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772